Exhibit 23.1
KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 13, 2025, with respect to the consolidated financial statements of VeriSign, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
McLean, Virginia
July 28, 2025